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Exhibit 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

BOARD OF DIRECTORS
ACETO CORPORATION

We consent to the inclusion of our report dated September 19, 2001, with respect to the combined balance sheet of The Schweizerhall Pharma Distribution Business (comprised of the issued and outstanding shares of Schweizerhall GmbH, Schweizerhall Pharma International GmbH, Schweizerhall Fine Chem International GmbH, Schweizerhall France S.A., Schweizerhall Holding Benelux B.V., International Pharmaceutical Chemicals B.V., Schweizerhall Pharma Ltd., Schweizerhall Pte. Ltd. and certain assets relating to the Pharmaceutical Ingredients Business of Schweizerhall, Inc.) of Schweizerhall Holding AG as of December 31, 2000 and the related combined statements of operations and cash flows for the year then ended which report appears in the Current Report on Form 8-K/A of Aceto Corporation dated September 27, 2001. We did not audit the statements of certain assets and operations relating to the Pharmaceutical Ingredients Business of Schweizerhall, Inc., which statements reflect total assets constituting 14 percent and total revenues constituting 17 percent, of the related combined totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for certain assets of the Pharmaceutical Ingredients Business of Schweizerhall, Inc., is based solely on the report of the other auditors.

/s/ KPMG Fides Peat
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KPMG Fides Peat
Zurich, Switzerland
September 27, 2001